Exhibit 99.1

Think Partnership Announces Changes to Board of Directors; Company Following Through on Previously Announced Shift to Focus Upon Operations and Integration

NORTHBROOK, Ill.— (BUSINESS WIRE)—May 11, 2006—Think Partnership Inc. (AMEX: THK – News; “Think Partnership” or the “Company”) today announced that Chief Executive Officer Gerard M. Jacobs and Chairman T. Benjamin Jennings have tendered proposed resignations as officers and directors of the Company. Think Partnership also announced that for the rest of the year the Company plans to primarily focus upon improving operations and taking advantage of integration opportunities within the Company. The Company’s board of directors is in the process of evaluating the proposed resignations. Scott Mitchell will continue to serve as the Company’s president.

T. Benjamin Jennings and Gerard M. Jacobs jointly stated, “Think Partnership has a strong group of operating companies in several important Internet sectors. However, the Company has now reached an inflection point where we believe the vast majority of its management time and attention will likely be devoted to internal operations and capturing integration synergies among the Company’s operating units, whereas our individual strength is in the strategy of organic growth coupled with strategic acquisitions.” They continued, “We believe Think Partnership, with its recently completed acquisitions, has the core foundation and capabilities to continue its pursuit of becoming the leading interactive marketing and advertising company by focusing on integration synergies and strengthening their operating positions.”

Think Partnership Inc. is based in Northbrook, Ill., and provides online and off-line marketing, advertising, public relations, branding, and shopping evaluation services; search engine optimization and marketing services, opt-in e-mail marketing, and pay-per-click campaign management; online dating; Web design, custom Web-based applications, database systems, managed and shared hosting solutions, e-commerce and high-speed business Internet access; software for affiliate marketing and affiliate marketing services; online education; and marketing to expectant parents. See www.thinkpartnership.com for more information.

Statements made in this press release that express the Company’s or management’s intentions, plans, beliefs, expectations or predictions of future events, are forward-looking statements. Those statements are based on many assumptions and are subject to many known and unknown risks, uncertainties and other factors that could cause the Company’s actual activities, results or performance to differ materially from those anticipated or projected in such forward-looking statements. For a discussion of these risks, see the Company’s report on Form 10-KSB for the year ended Dec. 31, 2005. The Company cannot guarantee future financial results, levels of activity, performance or achievements; and investors should not place undue reliance on the Company’s forward-looking statements.

For Think Partnership Inc.:

    Glenn Gillen, 919-420-6072;

    ggillen@marketsmart.net